Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

JIADE LIMITED:

We hereby consent to the inclusion in the foregoing Registration Statement of JIADE LIMITED and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on August 2, 2023, relating to our audits of the accompanying consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in stockholders’ (deficit) equity and cash flows for the years ended December 31, 2022 and 2021.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

February 15, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us